Exhibit 99.1

Cellectar Biosciences Announces Publication of Findings Demonstrating Efficacy of its Phospholipid Ether Analog Platform in Detecting Colorectal Cancer

MADISON, Wis., October 15, 2014, – Cellectar Biosciences, Inc. (NASDAQ: CLRB), announced that an article reporting the efficacy of its proprietary phospholipid ether (PLE) analog agents for the detection, imaging and real-time visualization of colorectal cancer was published in PLOS ONE, an international, peer-reviewed publication.

Cellectar is developing a novel drug delivery and retention technology engineered to specifically target and accumulate in malignant tissue. By attaching various agents to this common structure, the company has built a robust pipeline of both diagnostic and therapeutic agents that seek to detect, treat or illuminate cancerous tissue.

Recent preclinical and clinical evaluations assessed the efficacy of two of Cellectar’s PLE-based agents to successfully accumulate in and illuminate malignant tissue in colon cancer, the results of which are detailed in the current edition of PLOS ONE in an article entitled: “Phospholipid Ether Analogs for the Detection of Colorectal Tumors.”

In an animal model of colon cancer, CLR1502, Cellectar’s PLE platform linked to a fluorescent agent that allows for real-time visualization of cancer tissue, was found to accumulate in intestinal tumors, distinguish malignant from non-malignant tissues and highlight regional lymph node involvement. The authors speculate that CLR1502 may aid in the resection of colon cancer with adequate margins and in identifying regional lymph nodes and mesenteric tumor deposits.

The authors also examined data from a Phase I clinical trial in which a patient with metastatic colon cancer was administered I-131-CLR1404, Cellectar’s PLE platform paired with a radiotherapeutic commonly used to treat thyroid and other cancer types. This data indicated that I-131-CLR1404 accumulated in human colon cancer metastases. The authors suggest this may highlight the potential value not only of I-131-CLR1404 in colorectal cancer treatment but also, given the shared core structure, of I-124-CLR1404 as a PET imaging agent for this disease.

“Achieving adequate surgical margins during resection of the primary tumor and proper identification of regional lymph node involvement is critical to the successful treatment of colorectal cancer,” said Dr. Dustin Deming, assistant professor and medical oncologist at the University of Wisconsin Carbone Cancer Center. “These data provide evidence that CLR1502 might enhance the ability to properly resect colorectal cancers through better localization of the primary tumor, use of real-time illumination of tumors as a surgical aid, and improved lymph node identification.”

The full article can be found online at: http://dx.plos.org/10.1371/journal.pone.0109668

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results presented at the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

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